Exhibit 10.2

COMPENSATION ARRANGEMENT FOR WILLIAM W. DUNCAN, JR.

The Talbot Bank of Easton, Maryland (the “Bank”) and William W. Duncan, Jr., the Bank’s President and Chief Executive Officer, are not party to a written employment agreement. Mr. Duncan’s employment arrangement provides for an annual salary of $245,000, subject to annual adjustment. Mr. Duncan is also entitled to participate in the bonus program, profit sharing and 401(k) plan, and group term life insurance program of Shore Bancshares, Inc. (the “Company”), to the extent the provisions and rules of those plans and programs permit such participation. In addition, provided that Mr. Duncan remains employed by the Bank, the Company agreed to make five annual awards of restricted stock to Mr. Duncan under the Company’s 2006 Stock and Incentive Compensation Plan. The number of shares that will be subject to each restricted stock award has not yet been determined but will be based on a fixed dollar amount intended to correspond, in part, to the value of certain retirement and other benefits that were forfeited when Mr. Duncan terminated his service with his previous employer. Each award of restricted stock will vest ratably over the lesser of five years or the number of years remaining until Mr. Duncan reaches age 65.